 As filed with the Securities and Exchange Commission on December 22, 2010

Registration No. 333‑______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRAFT BREWERS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	929 North Russell Street Portland, OR 97227-1733 (Address of registrant’s principal executive offices)	91-1141254 (I.R.S. Employer Identification No.)

___________________________________

Craft Brewers Alliance, Inc.
2010 Stock Incentive Plan

(Full title of the plan)

___________________________________

Terry E. Michaelson

Chief Executive Officer

Craft Brewers Alliance, Inc.

929 North Russell Street

Portland, OR 97227-1733
(503) 331-7270

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Mary Ann Frantz

Miller Nash LLP

111 SW Fifth Avenue, Suite 3400

Portland, OR 97204-3614

(503) 205-2552

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.005, and options and other rights related thereto (1)	750,000 shares	$7.495	$5,621,250	$401

(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Common Stock that may become issuable under the 2010 Stock Incentive Plan (the “Plan”) as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2) For purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h), the proposed maximum aggregate  offering price is based on an offering price of $7.495 per share (the average of the high and low sale prices reported by The Nasdaq Stock Market on December 20, 2010).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (“SEC”) are incorporated in this Registration Statement by reference:

1.                   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 29, 2010, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.                   The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 14, 2010;

3.                   The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 filed with the SEC on August 13, 2010;

4.                   The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 filed with the SEC on November 15, 2010;

5.                   The Registrant’s Current Report on Form 8-K dated May 26, 2010, filed with the SEC on June 2, 2010;

6.                   The Registrant’s Current Report on Form 8-K dated July 31, 2010, filed with the SEC on August 3, 2010;

7.                   The Registrant’s Current Report on Form 8-K dated September 30, 2010, filed with the SEC on October 6, 2010, as amended on December 15, 2010;

8.                   The Registrant’s Current Report on Form 8-K dated November 15, 2010, filed with the SEC on November 19, 2010;

9.                   The Registrant’s Current Report on Form 8-K dated December 1, 2010, filed with the SEC on December 3, 2010; and

10.               The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A under the Exchange Act, filed by the Registrant with the SEC on August 1, 1995 (File No. 000-26542), including any amendment or reports filed for the purpose of updating that description.

All documents filed by the Registrant with the SEC after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Mary Ann Frantz, a partner in Miller Nash LLP, legal counsel to the Registrant, serves as Secretary of the Registrant.

Item 6.  Indemnification of Directors and Officers

The Amended and Restated Bylaws, as amended (“Bylaws”) and Restated Articles of Incorporation, as amended (the “Articles”) of Craft Brewers Alliance, Inc. (the “Company”) provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the “WBCA”), as amended from time to time, indemnify all directors and officers of the Company. In addition, the Articles contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Section 23B.08.510 and Section 23B.08.570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for reasonable expenses incurred) arising under the Securities Act.

Pursuant to Section 23B.08.580 of the WBCA, the Board of Directors (the “Board”) may authorize, by a vote of a majority of a quorum of the Board, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Section 23B.08.510 or Section 23B.08.520 of the WBCA.  The Board has authorized the Company to purchase and maintain appropriate policies of insurance on behalf of the Company’s directors and officers against liabilities asserted against any such person arising out of his or her status as such.  The Board may authorize the Company to enter into a contract with any person who is or was a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust, employee benefit plan or other enterprise providing for indemnification rights equivalent to or, if the Board so determines, greater than those provided for in the Bylaws.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following exhibits required by Item 601 of Regulation S-K are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1

Articles IV and V of the Restated Articles of Incorporation, as amended July 1, 2008, of the Registrant.  (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8‑K dated June 30, 2008, filed with the SEC on July 2, 2008)

4.2

Article I, Sections 2.3, 2.4 and 2.5, Article V, and Article XI of the Amended and Restated Bylaws of the Registrant dated July 1, 2008.  (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8‑K dated June 30, 2008, filed with the SEC on July 2, 2008)

5	Opinion of Miller Nash LLP as to the legality of the securities being registered
23.1	Consent of Miller Nash LLP (included in Exhibit 5)
23.2	Consent of Moss Adams LLP, independent registered public accounting firm
23.3	Consent of Accuity LLP, independent registered public accounting firm
24	Power of attorney

Item 9.  Undertakings

(a)                The undersigned Registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on December 22, 2010.

CRAFT BREWERS ALLIANCE, INC.

By:	/s/ Mark D. Moreland
Mark D. Moreland
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 22nd day of December, 2010.

	Signature	Title

(1) Principal Executive Officer:

	* TERRY E. MICHAELSON	Chief Executive Officer

(2) Principal Financial Officer:

/s/ Mark D. Moreland
	Mark D. Moreland	Chief Financial Officer and Treasurer

(3) Principal Accounting Officer:

	*JOSEPH K. O'BRIEN	Controller and Chief Accounting Officer

(4) A majority of the Board of Directors:

	*KURT R. WIDMER	Chairman of the Board
	*TIMOTHY P. BOYLE	Director
	*MARC J. CRAMER	Director
	*ANDREW R. GOELER	Director
	*KEVIN R. KELLY	Director
	*DAVID R. LORD	Director
	*JOHN D. ROGERS, JR.	Director

*By:	/s/ Mark D. Moreland
Mark D. Moreland Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1

Articles IV and V of the Restated Articles of Incorporation, as amended July 1, 2008, of the Registrant.  (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8‑K dated June 30, 2008, filed with the SEC on July 2, 2008)

4.2

Article I, Sections 2.3, 2.4 and 2.5, Article V, and Article XI of the Amended and Restated Bylaws of the Registrant dated July 1, 2008.  (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8‑K dated June 30, 2008, filed with the SEC on July 2, 2008)

5	Opinion of Miller Nash LLP as to the legality of the securities being registered
23.1	Consent of Miller Nash LLP (included in Exhibit 5)
23.2	Consent of Moss Adams LLP, independent registered public accounting firm
23.3	Consent of Accuity LLP, independent registered public accounting firm
24	Power of attorney